Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated December 5, 2023 with respect to the audited financial statements of Iron Horse Acquisitions Corp. (the “Company”) as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from November 23, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 26, 2023